Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director of Rockwell Collins, Inc., a Delaware corporation (the “Company”), hereby constitute GARY R. CHADICK, LAWRENCE A. ERICKSON and DAVID H. BREHM, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2004, and any amendments thereto.

Signature	Title	Date
/s/ Donald R. Beall	Director	October 27, 2004
Donald R. Beall

/s/ Anthony J. Carbone	Director	November 2, 2004
Anthony J. Carbone

/s/ Michael P.C. Carns	Director	November 2, 2004
Michael P.C. Carns

/s/ Chris A. Davis	Director	November 2, 2004
Chris A. Davis

/s/ Richard J. Ferris	Director	November 2, 2004
Richard J. Ferris

/s/ Cheryl L. Shavers	Director	November 2, 2004
Cheryl L. Shavers

/s/ Joseph F. Toot, Jr.	Director	October 28, 2004
Joseph F. Toot, Jr.